EXHIBIT 99
                                                               ----------
   NEWS

   Date:April 16, 2001
   (For Release April 23, 2001)

   Contact: William S. Rowland   Karl Tauber        Rodney L. Morris
            Chairman & CEO       Community Bank     Vice President &
            (217) 258-0415       President,         Director of Marketing
                                 Highland &         (217) 258-0676
                                 Pocahontas
                                 (618) 654-1111

   AMERICAN BANK IS NOW FIRST MID-ILLINOIS BANK & TRUST

        Beginning Monday, April 23, 2001, American Bank of Illinois, with offices in Highland and Pocahontas, officially becomes First
   Mid-Illinois Bank & Trust. The transaction is the result of the acquisition of American Bank by First Mid-Illinois Bank & Trust, and follows regulatory approval.

        First Mid-Illinois Bank & Trust was originally chartered as the 24th US National Bank in 1865 and has assets totaling more than $650 million. In addition, First Mid-Illinois Bank & Trust (commonly referred to as First Mid) manages $300 million in assets through its Trust and Financial Services Division, and operates some 45 banking centers and ATMs across Illinois.

        William S. Rowland, Chairman & CEO of First Mid-Illinois Bank & Trust said, "We are pleased to add Highland and Pocahontas to the growing number of communities we serve across Illinois. We operate as a community bank where decisions are made locally, yet offer modern banking services and conveniences. Our mission is to provide banking services which exceed customers' expectations and we will help American become an even better bank than it is today."

        We recognize the accomplishments of the staff in Highland and Pocahontas", Rowland added. "We are fortunate that the staff will remain in place to continue our commitment to service. Under the leadership of Karl Tauber as Community Bank President, our employees are dedicated to being a financial partner that businesses and individuals in this area can depend on to help them solve their financial needs." Rowland said, "We recognize the importance of community development and will also utilize our advisory board members for guidance in serving this area. They are an outstanding group of individuals who exemplify our commitment to strengthening the communities we serve".

        Members of the First Mid-Illinois Bank & Trust Advisory Board for Highland and Pocahontas, include:

   Tom Korte, Vice-President of the Korte Company. Tom and his wife, Marian, are residents of Highland and are involved in numerous organizations including the Community Foundation and St. Joseph's Hospital Auxiliary. Tom was previously a director of American Bank.

   Jim Tischhauser, is a farmer and resides in rural Pocahontas with his wife, Marilyn, who is senior aide to State Senator Frank Watson. Jim was previously a director of American Bank, and currently serves as Director of Development for Utlaut Memorial Hospital in Greenville.

   Brant Frey, is President of E.F. Express and Frey Transportation, Inc. in Highland, and is active in the Business/Education Alliance (BEA) and the American Cancer Society. Brant and his wife, Aimee, live in Pocahontas.

   Barbara Johannes, owner of Victorian House Advertising Specialities. Barb and her husband, Don, who is partner in Johannes & Marron Law Office, reside in Highland. Barb is active in numerous community organizations and activities, including: GRIP - downtown renovation, the Historical Society, and Kirchenfest.

   Roger L. Fulton, M.D. specializes in Internal Medicine with Highland Physicians, Ltd. Roger and his wife, Debbie, reside in Highland where Debbie is active in the Highland Civic Women's Club, St. Joseph's Hospital Auxiliary, and St. Paul School.

   Karl D. Tauber, is First Mid Community President and was formerly President and a director of American Bank. Karl and his wife, Janet, are active in numerous organizations. Karl currently serves as Treasurer of the Highland Schools Foundation and on the Board of the Highland Business/Education Alliance (BEA).

        Karl Tauber, Community Bank President for First Mid said, "We are excited about becoming First Mid-Illinois Bank & Trust. Even though the name of the bank is changing, our staff is excited about the many services that First Mid offers, and the benefits these services will provide to our customers. We have communicated with our customers regarding the conversion to First Mid-Illinois Bank & Trust and we're delighted with their response. They are pleased to have access to many products and services we just couldn't offer before."

        "Some of the many new services will include: Free Online Banking; Business Banking Online; Check Imaging; Cash Management Services; IRAs; Trust and Investment Services, including financial planning and asset management; Company Retirement Plans; Full Service Brokerage; and, Insurance. Our checking customers 50 and over will also enjoy many opportunities with Club 50 Plus - one of the premier club checking programs anywhere in the country - including social, travel, and educational programs, plus a host of financial benefits such as free checks and higher rates on certificates of deposit." Tauber said, "We will continue to offer free checking, competitive deposit and loan rates, and a full line of credit services including business and personal loans, as well as mortgages and home equity loans". Tauber added, "Another benefit of becoming First Mid-Illinois Bank & Trust will be our ability to serve larger borrowers, as a result of larger legal lending limits. The conversion to First Mid-Illinois Bank &







   Trust will be extremely positive for the Highland and Pocahontas area."

        For more information regarding First Mid-Illinois Bank & Trust, you may contact them at either the Highland or Pocahontas Banking Center, or visit their website at www.firstmid.com.